                                                                   EXHIBIT 10.44










                              SUPPLY AGREEMENT II

                                    BETWEEN

                        RAYTHEON COMMERCIAL LAUNDRY LLC

                                      AND

                              AMANA COMPANY, L.P.

                                  DATED AS OF

                              SEPTEMBER 10, 1997



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PAGE>

                              SUPPLY AGREEMENT II
                              -------------------


        As of the 10th day of September, 1997, Raytheon Commercial Laundry LLC, a Delaware limited liability company, with its principal office at Shepard Street, Ripon, Wisconsin, 54971 (hereinafter referred to as "Buyer") and
Amana Company, L.P., a Delaware limited partnership with offices at 1501 Seamist Drive, Houston, TX 77008(hereinafter referred to as "Seller"), in consideration of the mutual covenants contained herein and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

Section 1.      SALE AND PURCHASE.

        Seller will manufacture and sell to Buyer, and Buyer will purchase from Seller, (i) Horizon "single-pocket" frontload washing machines ("One-Year Products"), and (ii) Jupiter dryers, Jupiter stack units and Jupiter/Horizon combination units and component parts and replacement parts ("Two-Year Products"), each described by model and component part number in Exhibit A, attached hereto and made a part hereof, and subsequent models for which the appearance, design and performance specifications, packing and labeling specifications and unit prices have been agreed to in writing by the parties hereunder, and all component parts and replacement parts thereof (all One-Year Products and Two-Year Products, collectively, the "Products"). Seller's obligations hereunder are limited to the Products.

Section 2.      TERM OF AGREEMENT

        (a) This Agreement shall be in effect from the date hereof (the "Effective Date") until (i) with respect to the One-Year Products, one
        (1) year after the Effective Date, and (ii) with respect to Two-Year Products, two (2) years after the Effective Date; provided, however, that unless either party shall notify the other not later than the date twelve (12) months prior to the Expiration Date as defined below, this Agreement shall be deemed renewed for a period of one (1) year following its termination date.

        (b) For purposes of this Agreement the "Expiration Date" shall mean, (i) with respect to the One-Year Products, one (1) year after the Effective Date, and (ii) with respect to Two-Year Products, two (2) years after the Effective Date. For purposes of this Agreement, the term "Final Termination Date" shall mean the last date for which this Agreement is effective, including all renewals or other extensions.

        (c) In the event of non-renewal at Buyer's request, Buyer agrees to provide Seller with a final production order at least sixteen (16) weeks prior to the Final Termination Date which shall set forth total quantities of Product by model number to be purchased by Buyer per week for each of the final twelve (12) weeks of this Agreement.




--------------------
** Multiple asterisks indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Commission.



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Section 3.      PURCHASE PRICE.

        (a) The unit prices of the Products shall be the prices set forth opposite the model number on Exhibit A attached hereto. **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

        (b) If the Buyer chooses to renew this Agreement in accordance with
        Section 2(a), **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** Seller will deliver a list of revised prices (the "Revised Prices") to Buyer at least ninety (90) days prior to commencement of the contract extension.

Section 4.      PURCHASE LIMITS

        (a) Buyer shall purchase from Seller the following minimum amounts per twelve (12) month period commencing (i) with respect to all Products in Category 1 below, on the Effective Date, and (ii) with respect to all Products in Category 2 below, on the first date on which all Products in any sub-category are available for sale, which amount may increased by mutual consent of the parties.

             Category 1:

                 Jupiter Metered and Non-Metered Product ** OMITTED PURSUANT
                                                            TO CONFIDENTIAL
                                                           TREATMENT REQUEST. **



             Category 2:

                 Jupiter Commerical Stack Dryer          ** OMITTED PURSUANT
                 Commercial Frontload                       TO CONFIDENTIAL
                 Stack Frontload/Washer Combo              TREATMENT REQUEST. **

        For Category 1 Products, the monthly minimum will be ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** and the monthly maximum will be ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** For Category 2 Products, the monthly minimum will be ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** and the monthly maximum will be ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

        (b) In the event that Buyer fails to purchase sufficient units of Product to satisfy the minimum requirements for any twelve (12) month period as provided in subsection (a), Buyer shall pay to Seller, as liquidated damages, an amount equal to the minimum number of units set forth in Section 4(a) less the number of units actually purchased in such twelve (12) month period times **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

        (c) With respect to Component Parts and Replacement Parts, Buyer shall not be obligated to procure any minimum quantities.

Section 5.      PRICE INCREASES.

        (a) PPI Increases. Prices for Two-Year Products will be adjusted during
            -------------
        the term of this Agreement as follows:

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**OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST.**

Section 6.      PURCHASE PROCEDURES

        (a) Beginning on the Effective Date and each week thereafter, Buyer shall provide Seller with (i) a production order (a "Production Order") setting forth total quantities of Product by model number to be purchased by Buyer per week for each of the next ensuing four (4) weeks and (ii) forecasts of Seller's projected weekly Product orders, by quantity and model number, during the eight (8) week period following the next ensuing four (4) weeks (the "Forecasts"). Production Orders shall be firm and shall be timely filled by Seller. Forecasts shall not constitute purchase orders and shall not be binding on Buyer, except to the extent set forth herein.

        (b) The aggregate number of units ordered in a Production Order may only be adjusted upward or downward from the aggregate number of units projected in the Forecast for the same period by a percentage which is less than or equal to the percentage figures set forth in the following schedule:



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                (i)   If the relevant Forecast was given 4 weeks prior to the
        applicable four-week Production Order period, plus or equal to 5%.

                (ii) If the relevant Forecast was given 8 weeks prior to the applicable four-week Production Order period, plus or equal to 10%.

        (c) Buyer may change the mix of models for the Forecast periods each week.

        (d) Should Buyer desire to make upward quantity changes in a Production Order in excess of the amounts allowed in subsection (b), Buyer may notify Seller in writing, and Seller will attempt to manufacture and deliver the requested incremental quantities and supply response to Buyer within 10 days.

        (e) By the last day of the ninth month of any twelve (12) month period, Buyer shall provide Seller with a production forecast for the anticipated annual quantities to be purchased during the next twelve
        (12) month period.

Section 7.      SHIPMENT

        (a) Shipment information and production schedules will be electronically communicated, telephoned, or faxed to:

                        Buyer
                        Shepherd Street
                        Ripon, WI 54971
                        Phone: 414-748-1730
                        Fax:   414-748-4334

        (b) Within twenty-four (24) hours of shipment, Seller will communicate to Buyer a shipment notification (the "Shipment Notification"), referencing Buyer's Production Order and citing any deviations therefrom. Seller shall issue shipping documents and invoices billing Buyer for Products promptly upon delivery of such Products to Buyer. Payment in full shall be due within thirty (30) days from the date of Seller's invoice. All invoices shall be accompanied by a signed copy of the outbound bill of lading setting forth the relevant consignee, production codes and quantities of each code shipped.

Section 8.      DELIVERY, TITLE AND RISK OF LOSS

        (a) Subject to the provisions of this Agreement, Products shall be delivered to Buyer in accordance with instructions of Buyer submitted to Seller from time to time. Products will be in truckload quantities, **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST.**

        (b) Title and risk of loss, destruction or damage to the Products shall pass to Buyer upon delivery of the products to Buyer, or the carrier designated by Buyer, at Seller's facility.

Section 9.      DELAYS IN DELIVERY




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        (a) Time is of the essence for all deliveries pursuant to this
        Agreement. If a tender of conforming Products is not made within five
        (5) business days of the shipping date specified, Seller shall be in breach of this Agreement and Seller shall have no right to make a later conforming tender. Buyer will not obligated to accept any tender which does not fully comply with there provisions.

        (b) If Seller does not comply with Buyer's requirements herein, Buyer may, in addition to any other remedies which Buyer may have under the Uniform Commercial Code or this Agreement, require reimbursement from Seller for any reasonable concessions made to Buyer's customers as a result of the unavailability of the Products so ordered as so scheduled, including, but not limited to, the purchase price of replacement products ordered or, if a replacement product is unavailable, the reasonable cost of compensation, labor, overhead, travel time and materials required to supply such replacements. Seller shall promptly notify Buyer in writing of any anticipated delay, the nature and cause of the delay, and the expected duration.

        (c) Goods shipped more than five (5) days in advance of Buyer's requirements schedule may be returned to seller at Seller's expense.

        (d) Neither party shall be liable for any failure, inability or delay in performing its obligations hereunder if such failure, inability or delay is due to an act of God, war, explosion or sabotage, accident, casualty, Government law, Order or Regulation. Due diligence and every reasonable effort shall be used by each party in curing such cause and in resuming performance, such as substitution of material sources or utilization of overtime or additional workers. With respect to any Production Order, in the event the delay persists, or if it reasonably appears to Buyer that the delay will persist, for more than sixty (60) days, Buyer may cancel such Production Order without penalty. In the event that delay or inability to perform arises from interruption of supply or scarcity of raw materials or parts used by Seller in manufacturing Products, [Seller shall use all commercially reasonable efforts to give Buyer's orders priority over all other orders in any allocation of such raw materials or parts, or production scheduling; provided, however, that delay as a result of interruption of supplies or scarcity of materials or parts shall not excuse Seller's performance unless due to one of the causes noted above.]

Section 10.     DESIGN; PRODUCT CHANGES

        (a) Products manufactured by Seller for Buyer under this Agreement shall be of Seller's design and manufacture, except for those changes specified elsewhere herein, shall conform in quality and safety to comparable Seller models, and shall be inspected at Seller's factory in accordance with Seller's standard factory test procedures.

        (b) At least nine (9) months (or such lesser period as the parties may otherwise agree) prior to the proposed introduction of any new model of frontload washing machines or dryers, any proposed change in the design of any existing Product, or the proposed discontinuance of any existing Product (each, a "Product Change"), Seller shall provide Buyer with notice of such proposed Product Change. Within sixty (60) days thereafter,

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        Buyer shall advise Seller of its approval or disapproval of such proposed Product Change. Thereafter, the parties shall mutually agree on the type, number and design of models of Products which shall be acceptable to the parties. No discontinuance or changes in the type, number or design of models of Products as agreed upon, shall be made by Seller unless authorized and confirmed in writing by Buyer.

        (c) Samples for test purposes will be supplied to Buyer by Seller for each new model planned for purchase by Buyer in an amount to be mutually agreed upon by the parties. Such samples will generally lack U.L. and other code board approvals and are not merchantable by Buyer. Cost of production and all transfer costs, including air freight and insurance, for these samples shall be for the account of Buyer. Samples shall otherwise be delivered in accordance with the same terms as govern the delivery of Products.

        (d) Buyer's prior acceptance of any prototype shall not prejudice Buyer's right to reject said samples produced as a result of such prototype, and Buyer shall be under no obligation to purchase Products resulting from the acceptance of such prototypes if Buyer subsequently rejects said samples.

        (e) For new models, Seller shall prepare and supply to Buyer product information for each model. This will include operating instructions, care and maintenance, special safety warnings and installation instructions. Buyer will then develop the artwork and send it to Seller of technical review. After approval, Buyer will send negatives or disks to Seller for the owner's manual installation instruction book (one book). The artwork will be delivered within twenty-eight (28) days from receipt of final changes to Seller, and Seller will print the manuals for use in production. Within fourteen (14) days of Initial production, Seller will deliver to Buyer ten (10) copies of the printed manual for Buyer-required archiving.

Section 11.     NEW PROPOSALS

        (a) Buyer or Seller (the "Proposing Party") may, at any time, propose in writing to the other party (the "Responding Party") additional changes to the design, appearance, manufacture, materials, or other aspects of production of any Product (each a "Proposal"), which proposal shall provide a brief description of the reasons for such Proposal and the expected benefits, including cost savings, to result from implementation of such Proposal. Upon receipt, the Seller will make all reasonable efforts to evaluate the Proposal and to provide the Buyer with an estimate of the approximate amount of the addition to or reduction in the aggregate cost of production of such Product as a result of such Proposal. Buyer and Seller will then mutually agree to accept or reject such Proposal.

        (b) Upon acceptance of any Proposal, the Seller shall follow the procedures outlined in Section 10(c) with respect to production of samples.

        (c) The price of any Product after implementation shall be adjusted as follows:



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** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

Section 12. TOOLING, UNIQUE MATERIALS OR EQUIPMENT

     If design changes implemented pursuant to Section 10 or 11 require specific tooling, equipment or material different from that required for Seller's manufacture of Products for Buyer and different from that required for manufacture of Products for sale by Seller itself or by Seller to other customers, Seller agrees to develop tooling as required by Buyer to achieve appropriate Product differentiation. The parties will agree on an equitable cost for such changes. Buyer reserves the right to review all tooling, equipment or material and associated documentation at any time and reserves the right to first piece article approval as may be specified by Buyer.

Section 13. COMMERCIAL UNIQUE DESIGNS.

     (a) Attached hereto as Exhibit B, is a list of certain designs, related exclusively to the commercial laundry market ("Commercial Unique Designs"), which are incomplete as of the Effective Date, but which will be completed during the period of this Agreement. Because these products are not complete, standard costs do not exist. As part of the completion of each project, Searcy personnel will establish standard costs by following the procedure outlined in Section (c) below:

     (b) ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** Within ten
     (10) business days after receipt by Seller of such objection by Buyer, Buyer's auditor and Seller's auditor shall submit such dispute to a firm of nationally recognized independent public accountants (the "Neutral Auditors") mutually agreed to by Seller's auditors and Buyer's auditor. The Neutral Auditors shall act as an arbitrator to determine the applicable standard costs, based on such Neutral Auditors own audit of the ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** which determination shall be made within thirty (30) days of their selection, and


                                      -7-
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     shall be final, binding and conclusive, and shall be referred to herein as the "Final Standard Costs").

     (c) ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

                                      -8-
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         ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

     (d) With respect to each Commercial Unique Design which is incomplete at any time during the term of the Agreement, Seller agrees as follows:

         (i) to use best efforts to help Buyer complete and implement the design process and to commence production of each such incomplete Commercial Unique Design no later than the dates specified on Exhibit B for each incomplete Commercial Unique Design, which best efforts shall include, but not be limited to the provision of the following factory support services:

                              . manufacturing engineering;
                              . industrial engineering;
                              . assembly layout;
                              . tooling;
                              . capital analyses;
                              . manufacturing planning;
                              . procurement; and
                              . quality control.

          (ii) For delivery of such services, Buyer shall pay Seller a fixed rate of ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** per hour; provided that such services shall be provided only at such times as have been requested and scheduled by Buyer.

          (iii) Seller further agrees to commit the same time, energy, resources, and personnel to the development of the incomplete Commercial Unique Designs as Seller would otherwise utilize in the production of products to be sold under Buyer's trademarks and trade names.

Section 14. INCOMPLETE HOME DESIGNS

     Should Buyer elect to complete the designs set forth on Exhibit C for home products which are not complete by the Effective Date ("Incomplete Home Designs"):

     (a) ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

     (b) Buyer shall pay all amounts which remain to be expended for tooling and equipment require to produce such Incomplete Home Designs.

Section 15. ENGINEERING SUPPORT

     (a) Buyer shall provide to Seller upon Seller's request the following support services:

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     (b) Engineering support services to continue and maintain the production of
     Products, which services include the following:

          (i)   design engineering;

          (ii)  procurement related to design engineering;

          (iii) technical publications (i.e, parts and services manuals, operating instructions, and use and care guides); and

          (iv)  configuration management.

     (c) For delivery of such services, Seller shall pay Buyer a fixed rate of ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** per hour and Buyer will supply Seller detailed documentation for all charges.

Section 16. TOOLING, UNIQUE MATERIALS OR EQUIPMENT

     If design changes implemented pursuant to Sections 15 or 16 require specific tooling, equipment or material different from that required for Seller's manufacture of Products for Buyer and different from that required for manufacture of Products for sale by Seller itself or by Seller to other customers, Seller agrees to develop tooling as required by Buyer to achieve appropriate Product differentiation. The parties will agree on an equitable cost for such changes. Buyer reserves the right to review all tooling, equipment or material and associated documentation at any time and reserves the right to first piece article approval as may be specified by Buyer.

Section 17. QUALITY CONTROL PLANS AND GOALS

     (a) At Buyer's request, Seller shall submit its documented quality plans (each, a "Quality Plan") for Products to Buyer for review. If Buyer reasonably determines that any Quality Plan is not adequate to assure that the Products will meet the quality levels specified under Section 20 hereof ("Warranty: Epidemic Failures") or Buyer's desired level of quality (which such desired level of quality shall be commercially reasonable), the parties agree to discuss and resolve those elements of the Quality Plan which Buyer has determined are not adequate.

     (b) At such time as the parties shall agree, and at least twice per year, Seller and Buyer shall review and discuss Seller's written plans and proposals regarding the improvement of the Products' quality and the likely effect of such plans and proposals. Seller shall use reasonable best efforts to improve product quality such that Buyer experiences not less than five percent (5%) per year reduction in service call rates due to product quality.

Section 18. TRADEMARK

     (a) The Products shall, except as otherwise provided below, bear only the "Amana" trade names and/or trademarks. Any rights which may accrue from the use of any such trademarks or trade names on such Products shall inure to the sole benefit of Buyer.

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     (b) Buyer shall defend any suit or proceeding and hold Seller harmless against any and all claims, demands, costs or losses arising from any suit or proceeding brought against Seller based on a claim of trademark infringement by reason of Seller's proper and authorized use of any such trademarks or trade names of any of the Products hereunder, and shall pay all damages and costs awarded therein; provided Seller, upon receiving notice thereof promptly notifies Buyer of such claim or the commencement of any such suit, action, proceeding or objection or threats thereof, and affords Buyer the opportunity, in its sole discretion, to determine the manner in which such claim, suit, action, proceeding or objection shall be handled or otherwise disposed of. Seller shall give Buyer the reasonable cooperation Buyer requests in connection with the defense of any such suit, action, proceeding or objection; provided that Buyer reimburses Seller for all reasonable and direct costs and expenses incurred by Seller in connection therewith.

     (c) Notwithstanding the foregoing, Seller may be represented in any such suit at its own expense and by its own counsel; provided however, that Seller shall not consent to any judgement or decree in any such suit or pay or agree to pay any sum of money or agree to do any other act in compromise of any such claims of a third party except upon the prior written consent of Buyer, which consent shall not be unreasonably delayed or withheld.

     (d) It is understood and agreed that the names and trademarks of each of the parties hereto shall remain such party's sole and exclusive property, and neither Seller nor Buyer nor the divisions, subsidiaries, or affiliates thereof shall use or authorize the use of trade names or trademarks on Products covered by this contract which are so similar to the names or trademarks of the other party as to be likely to cause confusion of origin or otherwise deceive the public. Upon termination or expiration of this Agreement, each party will, upon the request of the other, execute such documents respecting the other's trademarks as might be necessary or desirable to fully restore to the respective parties hereto any and all rights which might inadvertently have been lost or jeopardized as a result of operations under this Agreement.

     (e) Buyer agrees not to use any trademarks or trade names of Seller on or in connection with the Products, nor to refer to Seller or any of its divisions, subsidiaries or affiliates in any of Buyer's promotional literature or in any other advertising relating to the Products. Buyer will take all reasonable acts to discourage any use of Seller's trademarks or trade names by any dealer or distributor in connection with Products.

     (f) Anything to the contrary notwithstanding, in the event any statute, law, rule or regulation of any of the states or other jurisdictions in which the Products are sold requires that the name of the manufacturer of Products be indicated or manifested thereon, such identification as is necessary to comply with such statute, law, rule or regulation may be placed on the Products.

     (g) Seller agrees not to use any of Buyer's trademarks or trade names on or in connection with the Products except as permitted under this Agreement, and not to sell or dispose of any Products bearing any of Buyer's trademarks or trade names to any one other than Buyer, unless expressly authorized in writing by Buyer.

Section 19.  PATENTS

     (a) Seller hereby represents that, to the best of its knowledge, there are no third party patent, trade secret, or copyright rights which would be infringed by the manufacture, use or sale of the Products to be supplied hereunder.

     (b) Seller will defend any suit or proceeding brought against Buyer or its customers, based on a claim that the manufacture, use or sale of any Products purchased by Buyer from Seller hereunder constitutes an infringement of any patent or copyright of any country or any trade secret and shall pay all damages and costs awarded thereon against Buyer or Buyer's customers; provided that Seller is notified in writing of such claim and is furnished with the authority, information and assistance (at Seller's expense) reasonably required by Seller for the defense of same. If, as a result of any such suit or proceeding, the use or sale of any Products purchased by Buyer from Seller hereunder is enjoined, Seller shall, at its own expense and option, (i) procure the right for Buyer and Buyer's customers to use and sell such products, (ii) replace the same with interchangeable Products which have substantially the same quality and performance but which are non-infringing, (iii) modify any infringing products so they become non-infringing, or (iv) authorize Buyer to return said enjoined Products and refund to Buyer the full purchase price and any direct costs of Buyer associated with such return.

     (c) Seller shall have no liability to Buyer and Buyer's customer as a result of, and Buyer shall defend and hold Seller harmless against, any such claims of infringement insofar as any such claim is found to arise from the inclusion in Products purchased by Buyer from Seller hereunder of designs provided by Buyer and incorporated in the Products.

     (d) Nothing in this Agreement shall constitute or be construed as a grant by one party to the other party of any right or license under any patent (including any design patent or utility models) or any other proprietary right or interest in any designs, design data, or "know-how" suggestions, ideas or any other technical information (hereinafter collectively called "Technical Information") disclosed by one party to the other hereunder, and the disclosing party shall have the right, free of any claim for compensation by the receiving party based on such disclosure, whether or not such rights are subject to registration as identical property rights, to patent, register, use, license, assign and alienate, in any manner whatsoever as the disclosing party sees fit, any Technical Information disclosed hereunder.

     (e) The provisions of this Section 18 shall survive any termination of this Agreement.

Section 20. CONFIDENTIAL INFORMATION

     (a) The parties understand and agree that information concerning any of the price and quantity terms or any information concerning the design, manufacture or delivery of Products, whether such information is contained in this Agreement (including Exhibit A attached hereto) or any Production Order, Forecast or other communication between the parties pursuant hereto, is confidential to each of them and shall, except as may otherwise be required by law or as may be permitted hereunder, be disclosed to third parties, whether in writing or orally, only upon the specific prior written consent of the other party; provided, however, that any of such terms which have previously been disclosed for any of the foregoing reasons shall no longer be treated as confidential by either party.

     (b) The parties agree that during the effectiveness of this Agreement, each party may disclose Technical Information or other information, suggestions, or ideas relating to the Products, or to parts thereof, or to designs or methods of manufacture, tests, or use thereof, to the other party to be used in the manufacture of Product. Each party agrees that the receiving party shall not, at any time during this Agreement or thereafter disclose or release such information to third parties, without the prior written authorization of the disclosing party. With respect to the receiving party, the disclosing party's rights in connection with such information shall be limited to such patent rights as it has or may hereafter obtain; provided that the receiving party shall be granted a non-exclusive royalty-free license to any patented information.

     (c) Except as may be specifically required in order to source component parts, equipment or tools for production of Product, Seller shall not disclose Buyer as the purchaser of the Products nor advertise same in any release. Seller shall be liable to Buyer for commercial damages resulting from any non-permitted disclosure of such information.

     (d) The execution of this Agreement or any action taken hereunder by Buyer shall not constitute, nor in any way be construed as, an acknowledgment or admission by Buyer of the validity or scope of any Technical Information which may be supplied by Seller to Buyer during the term of this Agreement.


Section 21. WARRANTY: EPIDEMIC FAILURE

     (a) Buyer shall be responsible for the administration and all costs associated with Warranty; ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

     (b) An "Epidemic Failure" shall be considered to have occurred when, as a result of defects in design or manufacture, at any time within one (1) year from the date of sale of any Product to the ultimate user thereof:

         (i) any single component of a Product shall fail in more than five percent (5%) of the units of a model of Products; or

         (ii)  total failures for all causes exceed fifteen percent (15%).

     (c) An Epidemic Failure shall be measured by comparing the number of service calls, occurring within one (1) year from the date of sale to the ultimate user, which require service, repair or replacement of any single component or which result in a determination that a unit has failed from a single cause, as a percentage of the total number of units of the specified model sold during the preceding twelve (12) months.

        (d) "Buyer's Appliance Quality Performance Reports" shall be deemed to be the basis for determination by Buyer of the fault call rate experience of a particular model of the Products and Buyer's standard procedures shall be employed in calculation of such rates. In calculating the fault call rate, Buyer may include any Product in which it has replaced or repaired parts or components because of a defect therein, whether or not the Product totally or partially failed in operation. Seller shall have the right to review and to audit, at any time and upon reasonable notice, the Buyer's warranty administration system and claim documentation.

        (e) Buyer shall advise Seller of any potential claim for excessive functional failures, as soon as practicable after such potential claim becomes known. Reimbursement under this Agreement shall be made by Seller not later than three (3) months after the submission of claim by Buyer. Pursuant to a claim by Buyer, if Seller desires, Buyer's Quality Performance Reports may be subject to review and audit by Seller or a mutually acceptable independent third party at the expense of Seller.

        (f) Notwithstanding any other provision of this Agreement, Seller warrants that the Products and parts sold to Buyer by Seller under this Agreement shall be of merchantable quality and shall be fit for the use for which they were intended.

        (g) The provisions of this Section 20 shall survive any termination of this Agreement.

Section 22. REPLACEMENT PARTS

        (a) Except as provided in subsection (e) Seller shall accept and fill orders for replacement parts or workable substitutions for Products manufactured under the terms of this Agreement for a period of not less than seven (7) years from the date of last manufacture of each such Product as to appearance parts, and for a period of not less than ten
        (10) years from the date of last manufacture as to functional parts.

        (b) General replacement parts currently in production shall be available for delivery within a reasonable time, but in any event within a period of forty-five (45) days after receipt by Seller of any order therefor from Buyer. Replacement parts not currently in production shall be available for delivery within a period of sixty (60) days after receipt by Seller of any order therefor from Buyer.

        (c) All replacement parts sold to Buyer for Products for the initial term of the agreement will be invoiced ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

        (d) ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. ** Parts will be packaged individually and marked according to Buyer's packing instructions. Seller is responsible for proper identification of country of origin in accordance with U.S. customs regulations.

        (e) Buyer may, at its discretion, place orders for replacement parts directly with Seller's suppliers unless Seller owns the tools or equipment which the supplier would utilize for the manufacture of such parts. Seller shall include sufficient information on all purchased parts to enable Buyer to purchase the part from the original supplier, including the original supplier's name, catalog number, and a complete electrical or functional description, if applicable, and available to Seller.

        (f) When a particular model that Buyer purchases from Seller is discontinued, or when running changes are made to a current model, certain parts may become obsolete to Seller's production line. For example, this may occur when model changes require alteration of tools, dies, jigs or fixtures with the result that some parts can no longer be produced for replacement purposes.

                (i) In such cases, Seller will advice Buyer of those parts used only on Buyer Product and give Buyer an opportunity to purchase a "Lifetime Supply."

                (ii) It will be Buyer's responsibility to advise Seller within sixty (60) days of such notice of the number of replacement parts required by Buyer for the future; and Seller will manufacture or acquire the parts and Buyer will purchase the number of parts required for its lifetime stock.

                (iii) The balance of obsolete parts not purchased may be disposed of at Seller's discretion and future orders will be on a "per quote - if available" basis.

        (g) Seller shall provide Buyer with:

                (i) part drawings sufficient for inspection purposes for all parts which Buyer desires to order. The drawings shall include main assemblies, subassemblies, and detail drawings together with a list of related parts (bill of materials). Materials, finishes, dimensions, tolerances, and any other special manufacturing specifications shall be clearly indicated. Seller shall not substitute one part for another without prior Buyer approval, if such substitute would effect form, fit or function;

                (ii) for Buyer's cataloging of new models, Seller shall prepare and deliver to Buyer Product Service exploded camera ready art, positives and/or negatives, replacement parts list, including exploded view of the Product and parts prices and two sets of blueprints of Product. This material shall be delivered to Buyer ninety (90) days prior to initial production of the finished Product. For replacement parts, Seller shall furnish Buyer with a reproducible current replacement parts list as product changes; and

                (iii) ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

(h) All replacement parts delivered are subject to inspection and evaluation before final acceptance by Buyer and will be warranted as follows:

                (i) All functional parts, components, and assemblies are guaranteed against any defects in design, material, or workmanship, for twelve (12) months from the date of shipment; all non-functional parts, components, and assemblies are guaranteed against any defects in design, material, or workmanship for ninety (90) days from the date of shipment.

                (ii) If any parts offered by Seller are defective in material or workmanship, or do not conform to Seller's warranty, Buyer shall have the option of:

                        (A) ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

                        (B) Repairing or replacing the defective parts or non-conformity. In such event, Seller shall bear all charges incurred by Buyer including all costs of replacement material and rework labor charges.

                (iii) Seller shall be notified promptly of any and all rejects and may examine and evaluate such defects within fifteen (15) working days after receipt of notice. All rejects shall be held at Seller's risk and expense, including all transportation, and handling costs until returned to or corrected by Seller. Payment for parts shall not constitute acceptance. Acceptance by Buyer shall not relieve Seller of its warranty or any other obligations under this Agreement.

        (i) In the event of a fire, flood or other event which prevents Seller from furnishing Buyer required proprietary parts, Seller shall permit Buyer to have manufactured all proprietary parts or assemblies which Buyer requires for as long as the Seller is not in a position to supply them. In the event Seller is sold to or otherwise acquired by another company, Seller shall require the acquiring company to assume all obligations of Seller's company to supply replacement parts to Buyer.

Section 23.     SERVICE AND SERVICE TRAINING MATERIALS.

        Seller shall prepare and deliver to Buyer basic information on new models or update basic information on revised models thirty (30) days prior to initial production of finished Product. Service training material shall include all necessary props or complete Products required to effectively train field service personnel. ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST. **

Section 24.     PRODUCT CERTIFICATION AND COMPLIANCE WITH LAW

        (a) Seller shall be responsible for and shall take all necessary steps to ensure that the Products comply with all applicable laws, rules and regulations, including all laws, rules and regulations applicable in the country to which Seller states that the Products are currently certified for sale.

        (b) In the event Buyer makes a request to Seller and provides Seller with the applicable federal, state or local government specifications and requirements, or in the event any governmental agency makes such request or otherwise so requires, Seller shall determine and advise Buyer in writing whether the Products covered in this Agreement conform to the government specifications and standards applicable thereto; provided that Seller is obligated to provide such information only with respect to Products of which the expected annual purchase hereunder exceeds the level sufficient to cause investigation by applicable governmental authorities.

        (c) Seller shall reimburse Buyer for any reasonable loss, expense, or damages (including but not limited to attorney fees, overhead, and court costs) which Buyer incurs as a result of its reliance upon information provided by Seller with respect to such specifications, or upon any determination or written advice respecting such specifications given by Seller to Buyer, which prove to be untrue, incomplete or otherwise misleading.

        (d) The review or approval by Buyer of any designs, engineering drawings, quality control procedures, testing of any Seller processes or equipment by Buyer, or any other aspect of the design and manufacture of Products hereunder shall in no way relieve Seller of the responsibility for producing Products which are of good workmanship and performance and of merchantable quality and fit for the purpose intended.

Section 25.     HAZARDOUS CONDITIONS; PRODUCT RECALL

        (a) In the event that Seller or Buyer learns of any issue relating to a potential safety hazard or unsafe condition in the Products covered by this Agreement or is advised of such by competent authorities of any Government having jurisdiction over such Products, it will immediately advise the other party by the most expeditious means of communication. The parties shall cooperate in correcting any such condition that is found to exist, but Seller shall remain responsible therefor and agrees to reimburse, indemnify and hold Buyer harmless against all costs, expenses, suits, claims, damages, including but not limited to attorney fees, overhead, court costs and any other remedies which Buyer may have under the Uniform Commercial Code in connection with this Section 24.

        (b) In the event that any Products are found by Seller, Buyer or by any governmental agency or court having jurisdiction to contain a defect, serious quality or performance deficiency, or not be in compliance with any standard or requirement so as to require or make advisable that such Products be reworked or recalled, Seller will promptly communicate all relevant facts to Buyer and undertake all corrective actions including those required to meet all obligations imposed by laws, regulations, or orders, and shall file all necessary papers, corrective action programs and other related documents; provided that Buyer shall cooperate with and assist Seller in any such filing and corrective action, and provided that nothing contained in this section shall preclude Buyer from taking such action as may be required of it under any such law or regulation. Seller shall perform all necessary repairs or modifications at its sole expense. The parties recognize that it is possible that other Seller manufactured products might contain the same defect or noncompliance condition as do the Products for Buyer. Buyer and Seller agree that any recall involving any Product shall be treated separately and distinctly from similar results of Seller brand products; provided that such separate and distinct treatment is lawful and that Seller shall in no event fail to provide at least the same protection to Buyer on such Products as Seller provides to its other customers in connection with such similar recalls. Each party shall consult the other prior to making any statements to the public or a governmental agency concerning issues relating to potential safety hazards affecting the Products, except where such consultation would prevent timely notification required to be given under any such law or regulation.

Section 26.     PRODUCT LIABILITY.

        Seller agrees to protect, defend, hold harmless and indemnify and reimburse Buyer and its distributors, dealers, affiliates and customers, during the term of this Agreement and any time thereafter from and against actual and direct liability, claim, cost or expense (including but not limited to attorneys, fees, overhead, and court costs) arising out of actual or alleged death or of injury, to any person, or damage to tangible property, by whomever suffered, arising out of or alleged to arise out of (1) any failure of Products to comply with applicable specifications, warranties and certificates under this Agreement; (2) the negligence of Seller in design, manufacture or otherwise with respect to Products or parts therefor; or (3) claims based on product liability, with respect to allegedly defective Products or part thereof. Seller shall have the sole and exclusive right to defend against any and all such suits, actions, proceedings, investigations, demands and claims.


Section 27.     ASBESTOS, AND PCB.

        Seller certifies, based on Seller's qualitative determination, that the Products or parts thereof do not contain asbestos or PCB's at this time and Seller will not introduce into the Products or replacement components any parts that contain asbestos or PCB's.

Section 28.     COMPLIANCE WITH LAWS.

        Seller agrees to comply with the applicable provisions of any federal, state or local law or ordinance and all orders, rules and regulations issued thereunder. Any provisions, representations or agreements required thereby to be included in the Agreement resulting from execution of this Agreement are incorporated herein by reference. Seller will, if requested, furnish any certifications of compliance required by law or regulation.

Section 29.     WORK ON OTHER PARTY'S PREMISES.

        Buyer's representative shall, upon giving Seller advance notice, have reasonable access to Seller's premises during working hours to observe work in progress and to perform an audit on the implementation of any quality control requirements. The parties shall take all necessary precautions to prevent injury to person or property during the progress of work and shall indemnify each other and such other's successors, assigns, agents, employees and customers against all loss which may result in any way from any act or omission of either party, agents, employees, or subcontractors. Performance of audits or testing of equipment or procedures shall not relieve Seller of any responsibility under quality requirements or warranty provisions.

Section 30.     FURTHER ASSURANCES.

        Buyer hereby agrees to cooperate with Seller in connection with all matters relating to this Agreement.

Section 31.     FURTHER ASSURANCES.

        Buyer hereby agrees to cooperate with Seller in connection with all matters relating to this Agreement.

Section 32.     ASSIGNMENT.

        Neither this Agreement, nor any of the rights or interests of Buyer or Seller hereunder may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party, except to an affiliate of the transferring party or, in the case of Seller, to any party to which all or substantially all of the assets and businesses of Seller are also, directly or indirectly, transferred or conveyed by operation of law at the same time.

Section 33.     TERMINATION.

        In addition to the other provisions for termination contained in this Agreement, this Agreement may be terminated by either party at any time for any material breach of this Agreement provided that the party desiring termination gives thirty (30) days prior written notice of the same to the other party, specifying the claimed breaches. Such termination shall be effective thirty (30) days from the date of receipt of said notice if the specified breaches are not cured before the effective date or reasonable steps have not been taken before the effective date to effectuate a cure within a reasonable period of time. Notwithstanding the foregoing, either party may terminate this Agreement by written notice to the other party effective immediately in the event:

        (a) either party knowingly submits to the other false or fraudulent reports, statements or claims for any credit or payment;

        (b) either party shall become insolvent or bankrupt or admit in writing its inability to pay debts as they become due;

        (c) either party makes an assignment for the benefit of credit whether voluntary or involuntary;

        (d) a petition is filed by or against either party under the Bankruptcy Act; or

        (e) either party ceases to do business as a going concern.

        Except for payments of amounts due hereunder and the continuing obligations provided for hereunder, neither Buyer nor Seller shall, by reason of the termination, expiration or non-renewal of this Agreement be liable to the other for any damages or injunctive relief of any kind, including but not limited to, compensation, reimbursement or damages on account of loss of prospective profits on anticipated sales, or on account of expenditures, investments, losses or commitment in connection with the business or goodwill of Buyer or Seller; provided however, that if as a result of termination Seller shall have unused unique Buyer parts manufactured or procured for firm orders received from Buyer prior to such termination, Buyer shall purchase such parts from Seller at the then-current prices for such parts within thirty (30) days after such termination

Section 34.     GOVERNING LAW.

        This Agreement and the relations between the parties under it shall be construed in accordance with the substantive law of the State of New York. In enforcing this contract, the parties may initiate proceedings in any appropriate jurisdiction as they deem fit. The service of any writ or summons or any legal process in respect to any such action or proceeding may be effected by forwarding a copy of the writ of summons or statement of claim or other legal process by prepaid letter to the address of the parties in the Notice provision below.

Section 35.     NOTICES.

        Any notice, request, consent, demand or other communication given or required to be given under this Agreement shall be effective only if in writing and delivered personally or mailed by first class registered or certified mail, postage prepaid, return receipt requested, telex or faxed, addressed to the respective addresses of the parties as follows:


                Notices to Buyer:

                Raytheon Commercial Laundry, LLC
                Shepard Street
                Ripon, WI 54971
                ATTN: President
                Fax: (414) 748-4334

                Notices to Buyer:

                Goodman Manufacturing Company, L.P.
                1501 Seamist Drive
                Houston, TX 77008
                ATTN: President
                Fax: 713-861-7972

Section 36.     SURVIVAL OF RIGHTS OF PARTIES.

        The termination of this Agreement shall not release either party from any liability, obligation or agreement which, pursuant to any provision of this Agreement, is to survive or be performed after such expiration or termination.

Section 37.     SUBJECT HEADINGS.

        The subject headings of this Agreement have been placed thereon for the convenience of the parties only and shall not be considered in any question of interpretation or construction of this Agreement.

Section 38.     WAIVER.

        The failure of either party to enforce at any time or for any period of time any provision, of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision.

Section 39.     ENTIRE AGREEMENT.

        (a) All agreements between Buyer and Seller for the sale of the Products by Seller to Buyer shall include and be governed exclusively by the terms and conditions set forth in this Agreement, except as the parties may otherwise agree in writing duly executed by their respective duly authorized representatives which expressly references this Agreement. In case of any conflict between this Agreement and any Production Order, purchase order, acceptance, correspondence, memorandum, or document for or relating to the Products exchanged by Buyer and Seller during the term of this Agreement which is not executed by duly authorized representatives of both parties, this Agreement shall govern and prevail. Any printed terms and conditions of any such documents shall, in any event, be deemed deleted and shall not be binding upon the parties.

        (b) The foregoing contains the entire and only agreement between the parties respecting the manufacture of Products and sale thereof by Seller to Buyer and the purchase by Buyer from Seller of such Products. All prior and collateral representations, promise or conditions in connection with the subject matter are merged herein. Any representation, promise or condition not incorporated herein shall not be binding upon either party.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in duplicate as of the date first above written.


                                 RAYTHEON COMMERCIAL LAUNDRY LLC

                                 BY: /s/ Bruce P. Rounds
                                     -----------------------------------
                                       Title: VICE PRESIDENT BUSINESS
                                                DEVELOPMENT & SECRETARY

                                 AMANA COMPANY, L.P.

                                 BY: Goodman Holding Company,
                                     General Partner

                                 BY:
                                     -----------------------------------
                                       Title: Vice Chairman

                                                                       EXHIBIT A

   ** Certain material herein omitted pursuant to a confidential treatment request that has been filed separately with the Commission **

Commercial Laundry Products
Unit Transfer Prices

                                                                                             From 1/1/98
   Prod. Class         Jupiter Model #             From Closing Thru 12/31/97        Thru First Year of Agreement
--------------       -----------------------     -------------------------------    -------------------------------

Cmcl Elec            HDE007WA1702
Cmcl Elec            HDE107WA1502
Cmcl Elec            HDE107WA1702
Cmcl Elec            SDE007WA
Cmcl Elec            SDE007WA1500
Cmcl Elec            SDE007WA3000
Cmcl Elec            SDE107LA
Cmcl Elec            SDE107WA
Cmcl Elec            SDE107WA5412
Cmcl Elec            SDE507WA
Cmcl Elec            UDE007WA

Cmcl Gas             HDG109LA
Cmcl Gas             HDG109WA
Cmcl Gas             HDG109WA1102
Cmcl Gas             HDG509WA1102
Cmcl Gas             SDG009WA
Cmcl Gas             SDG109LA
Cmcl Gas             SDG109WA
Cmcl Gas             SDG309WA
Cmcl Gas             SDG509LA
Cmcl Gas             SDG509WA

Home Elec            LKE33AW-4350
Home Elec            LES33AW-4562

Stack Elec           SSE007WA
Stack Elec           SSE107LA
Stack Elec           SSE107WA1500
Stack Elec           SSE117WA
Stack Elec           SSE307WA
Stack Elec           SSE507WA

Stack Gas            SSG009WA
Stack Gas            SSG109LA
Stack Gas            SSG109WA
Stack Gas            SSG119LA
Stack Gas            SSG119WA
Stack Gas            SSG309LA
Stack Gas            SSG309WA
Stack Gas            SSG509LA
Stack Gas            SSG509WA
Stack Gas            SSG519LA
Stack Gas            SSG709WA
(End of List)

RAYTHEON APPLIANCES - COMMERCIAL LAUNDRY
LIST OF SEARCY PART TRANSFERS TO MADISONVILLE

   Part No.                      Description                        IF/IR     STS                 WHERE USED
------------     -----------------------------------------------  --------  --------  -----------------------------------
430992           CABINET, SIDE-L.H.                                 IF         1      STACK TUMBLER
430993           CABINET, SIDE-R.H.                                 IF         1      STACK TUMBLER
430998           PANEL, FRONT-TOP                                   IF         1      STACK TUMBLER
431056N          PANEL, FRONT-TOP-SS                                IF         1      STACK TUMBLER
431241           PANEL, FRONT-BOTTOM                                IF         1      STACK TUMBLER
431281           BASE, SYSTEM 90                                    IF         1      STACK TUMBLER
431286N          PANEL, FRONT-BOTTOM-SS EC                          IF         1      STACK TUMBLER
503017           BRACKET, TIMER                                     IF         1      30# TUMBLER
61031            EXTENSION, COIN SLIDE                              IF         1      30# TUMBLER
M413234          ASSY, METERCASE                                    IF         1      30# TUMBLER
430110           PANEL, FRONT-TOP                                   IF         2      SERVICE ONLY-TUMBLER
430129           PANEL, FRONT-BOTTOM                                IF         2      SERVICE ONLY-TUMBLER
431057N          PANEL, FRONT-BOTTOM-SS                             IF         2      SERVICE ONLY-TUMBLER
60977            EXTENSION, FRONT-COIN VAULT                        IR         2      SERVICE ONLY-TUMBLER
03203            SCREW, 8-32 X 3/8 ROUND HEAD                       IR         1
03950            SCREW, 10-32 X 5/16 SEMS RD HD                     IR         1
33561            SCREW, 8-1/2 INDENT WASHER HEAD                    IR         1
40171            MISC-.015X .375X C STRAPPING                       IR         1
500240           LABEL, NAT/LP GAS                                  IR         1
500240R2         LABEL, NAT/LP GAS                                  IR         1
500730           SIGNAL, ROTARY                                     IR         1
500823           SIGNAL, ROTARY                                     IR         1
501086           SCREW, 8B X 3/8 IND HEX HD TAPP                    IR         1
502499           BUZZER, ADJUSTABLE 24 VAC                          IR         1
503382           LABEL, GAS PRESSURE                                IR         1
503492           LABEL, GAS DESTINATION                             IR         1
52113            RELIEF, STRAIN                                     IR         1
53240            CAM, TIMING-3 PIN-60 MINUTE                        IR         1
56156            NUT, 3/8-16 SERRATED                               IR         1
62588            SCREW, #10 12 X 1 HX TYP B ZN                      IR         1

IF= Manufactured                Parts manufactured or purchased
IR= Purchased                   by Searcy and sent to Madisonville.

                                                                       EXHIBIT B



                    COMMERCIAL JUPITER & HORIZON SCHEDULES

-------------------------------------------------------------
|                               |    1997   |     1998      |
|                               |---------------------------|
|         PROJECT               |AMJ|JAS|OND|JFM|AMJ|JAS|OND|
|-----------------------------------------------------------|
|Jupiter - Commercial CE Models |XXX|XX |   |   |   |   |   |
|                               |   |   |   |   |   |   |   |
|Coin Slide Horizon -           |   |   |   |   |   |   |   |
|  (Front Controls)             |XXX|XXX|X  |   |   |   |   |
|                               |   |   |   |   |   |   |   |
|Colin Slide Jupiter -          |   |   |   |   |   |   |   |
|  (Front Controls)             |XXX|XXX|X  |   |   |   |   |
|                               |   |   |   |   |   |   |   |
|Coin Slide Horizon/            |   |   |   |   |   |   |   |
|  Jupiter Stack                |XXX|XXX|XX |   |   |   |   |
|                               |   |   |   |   |   |   |   |
|EDC Horizon - (Front Controls) |   |   |   |   |   |   |   |
|  - Coin-op Models             |   |XXX|XXX|XXX|X  |   |   |
|  - Card-op Models             |   |XXX|XXX|XXX|X  |   |   |
|                               |   |   |   |   |   |   |   |
|EDC Horizon/Jupiter Stack      |   |   |   |   |   |   |   |
|  - Coin op Models             |   |XXX|XXX|XXX|XX |   |   |
|  - Card op Models             |   |XXX|XXX|XXX|XX |   |   |
|                               |   |   |   |   |   |   |   |
|EDC Horizon - 50Hz - CE -      |   |   |   |   |   |   |   |
|  (Front Controls)             |   |   |   |   |XXX|XXX|X  |
|                               |   |   |   |   |   |   |   |
|EDC Jupiter - 50Hz - CE -      |   |   |   |   |   |   |   |
|  (Front Controls)             |   |   |   |   |XXX|XXX|X  |
-------------------------------------------------------------

                                                                       EXHIBIT C

    ** Certain material herein omitted pursuant to a confidential treatment request that has been filed separately with the Commission **

                       HOME JUPITER & HORIZON SCHEDULES

-------------------------------------------------------
| ENG. | CAP. |  PROJECT  |    1997   |     1998      |
| EXP. |      |           |---------------------------|
|      |      |           |AMJ|JAS|OND|JFM|AMJ|JAS|OND|
|-----------------------------------------------------|
|       ** OMITTED PURSUANT TO CONFIDENTIAL           |
|             TREATMENT REQUEST. **                   |
-------------------------------------------------------